Exhibit 4.1

ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4520 (775) 684-5708 Website: www.nvsos.gov

	Filed in the office of	Document Number
20130662111-53
Filing Date and Time
Certificate of Designation (PURSUANT TO NRS 78.1955)	Ross Miller	10/09/2013 11:50 AM
	Secretary of State	Entity Number
	State of Nevada	E0433562012-7

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For
Nevada Profit Corporations
(Pursuant to NRS 78.1955)

1. Name of corporation:

GELIA GROUP, CORP.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

A series of two shares of Preferred Stock which shall be issued in and constitute a single series to be known as Series A Preferred Stock, par value $0.001 per share (hereinafter called the "Series A Preferred Stock"). The shares of Series A Preferred Stock shall have the voting powers, designations, preferences and other special rights, and qualifications, limitations and restrictions thereof set forth in Annex A attached hereto.

3. Effective date of filing: (optional)
(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of Stock Designation Revised: 3-6-09

ANNEX A

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS
OF
SERIES A CONVERTIBLE PREFERRED STOCK
OF
GELIA GROUP, CORP.

October 9, 2013

GELIA GROUP, CORP. (the "Company"), a corporation organized and existing under and by virtue of the Revised Statutes of the State of Nevada (the "NRS"), in accordance with Section 78.1955 of the NRS, DOES HEREBY CERTIFY that:

The Articles of Incorporation of the Company provide that the Company is authorized to issue 10,000,000 shares of preferred stock with a par value of $.001 per share. Pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation and the NRS, the Board of Directors has adopted resolutions providing for the designation, rights, powers and preferences and the qualifications, limitations and restrictions of two (2) shares of Series A Preferred Stock, and that a copy of such resolutions is as follows:

RESOLVED, that pursuant to the authority vested in the Board of Directors of the Company, the provisions of its Certificate of Incorporation, as amended, and in accordance with the Revised Statutes of the State of Nevada, the Board of Directors hereby establishes a series of the authorized preferred stock of the Company with par value of $.001 per share, which series shall be designated as "Series A Preferred Stock" and which will consist of two (2) shares and will have powers, preferences, rights, qualifications, limitations and restrictions thereof, as follows:

1. Dividends.

The holders of the Series A Preferred Stock (the "Holder") shall not be entitled to dividends, except that in the event that a dividend is declared on the Company's common stock, par value $.001 per share ("Common Stock"), the holders of the Series A Preferred Stock shall receive the dividends that would be payable if all then outstanding shares were converted into Common Stock immediately prior to the declaration of the dividend.

2. Voting Rights. With respect to all matters upon which the Company's stockholders shall vote, the holders of Series A shall vote together as a single class with the holders of Common Stock, and the holders of any other class or series of shares entitled to vote with the Common Stock, and shall be entitled together to sixty six and seven-tenths percent (66.7%) of the total votes on all such matters. The holders of Series A may only vote unanimously.

3. Conversion. Each share of Series A Preferred Stock shall be convertible into One (1) share of Common Stock of the Company at the option of the holder. Shares of Series A Preferred Stock converted into Common Stock in accordance with the terms hereof shall be canceled and may not be reissued.

4. No Liquidation Preference. The Series A shall not have any right to participate in distributions or payments in the event of any liquidation, dissolution or winding up, voluntary or involuntary, of the Company.

5. Status of Converted Stock. Upon the conversion or extinguishment of the Series A Preferred, the shares converted or extinguished will be automatically returned to the status of authorized and unissued shares of preferred stock, available for future designation and issuance pursuant to the terms of the Articles of Incorporation.

6. Limitations Upon Disposition. The Series A shares issuable pursuant to this Certificate of Designations may not be transferred, sold, offered for sale, pledged or otherwise hypothecated without the unanimous vote of the Board.

7. Additional Rights. So long as any Series A shares remain outstanding, the Company shall not, without first obtaining the approval by vote or written consent of all holders of Series A, (i) alter or change the powers, preferences, privileges, or rights of the Series A shares, (ii) amend the provisions of this paragraph, (iii) create any new series or class of shares having preferences prior to, or in parity with or superior to the Series A shares as to voting rights or (iv) authorize any additional shares of Series A.

8. Replacement. Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of Series A Preferred Stock, and in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of such certificate, the Company at its expense will execute and deliver in lieu of such certificate, a new certificate of like kind, representing the number of shares of Series A Preferred Stock which shall have been represented by such lost, stolen, destroyed, or mutilated certificate.

9. Notices. Whenever notice is required to be given pursuant to this Certificate of Designations, unless otherwise provided herein, such notice shall be given at the address then set forth in the Company's records.

RESOLVED, FURTHER, that the officers of this Company be, and each of them hereby is, authorized and empowered on behalf of the Company to execute, verify and file this Certificate in accordance with Nevada Revised Statutes.